Exhibit 2.3

DESCRIPTION OF REGISTRANT’S SECURITIES PURSUANT TO
SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Description of Capital Stock

The following is a description of the capital stock of Grupo Aval Acciones y Valores S.A. (the “Company,” “we,” “us,” “our” and “Grupo Aval”). Such description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of our by-laws, which are incorporated by reference as an exhibit to the Annual Report on Form 20-F.

Shares

Our by-laws provide for an authorized share capital of 120,000,000,000 shares of par value of Ps 1.00 each, which may be either of two classes: common shares or shares with a preferred dividend, liquidation preference and no voting. At April 17, 2020, we had 15,135,161,111 common shares outstanding, and 7,145,856,048 preferred shares outstanding.

Our by-laws also provide for the conversion of common shares into preferred shares only when such conversion is approved or authorized at a general shareholders’ meeting. A shareholders’ meeting must define, in each case, the procedure to be followed for such conversion and must determine, among other matters, the maximum number or percentage of shares that may be converted. The shareholders’ meeting may also authorize the Board of Directors or the President of our Company to approve the agreements, forms and other documents to be executed in order to give effect to a conversion.

Our shareholders’ meeting held on December 7, 2010, determined that outstanding common shares may be converted into preferred shares on a 1‑to‑1 basis. Conversion of common shares into preferred shares may only be made once a month, provided that, as required by Colombian law and in accordance with our by-laws, our preferred shares shall not exceed 50% of our subscribed capital.

Voting Rights

Common Shares

The holders of common shares are entitled to vote on the basis of one vote per share on any matter subject to approval at a general shareholders’ meeting according to articles 14 through 19 of the by-laws, as amended from time to time. These general meetings may be ordinary meetings or extraordinary meetings. Ordinary general shareholders’ meetings occur once a year, no later than the last business day of March, for the following purposes:

•	to review the general situation of the Company;
•	to determine the general economic policy of the Company;
•	to consider the approval of our report for the preceding year ending on December 31, as applicable, including the financial statements for the above-mentioned term;
•	to review the report prepared by the external auditor for the preceding year ending on December 31;
•	to elect directors and the external auditor (on an annual basis);
•	to determine the compensation of the members of the board of directors and the external auditor (on an annual basis); and

•	to determine the dividend to be distributed and the allocation of profits, if any, of the preceding year ending on December 31, as well as any retained earnings from twelve months.

Pursuant to Law 964 of 2005, at least 25% of the members of our board of directors must be independent within the meaning of Colombian rules. A person who is an “independent director” is understood to mean a director who is not:

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an employee or executive officer of the issuer or any of its parent or subsidiary companies, including any person acting in such capacity during the year immediately preceding that in which they were appointed to the board, except in the case of an independent member of the board of directors being re-elected;

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a shareholder, who either directly or by virtue of an agreement directs, guides or controls the majority of the entity’s voting rights or who determines the majority composition of the administrative, directing or controlling bodies of this same entity;

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a partner or employee of any association or firm that provides advisory or consultancy services to the issuer or to companies belonging to the same economic group to which such issuer belongs, in the event that income obtained from such services represent for said association or firm at least twenty percent (20.0%) of its total operating income;

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an employee or executive officer of a foundation, association, partnership or corporation that receives significant donations from the issuer. The term “significant donations” is quantified as twenty percent (20.0%) or more of the total amount of donations received by the respective institution;

•	an administrator of any entity on whose board of directors a legal representative of the issuer participates; or
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a board member who receives from the issuer any kind of remuneration other than fees as a member of the board of directors, member of the audit committee or any other committee established by the board of directors.

Pursuant to Decree 3923 of 2006, the election of independent directors must be in a ballot separate from the ballot to elect the rest of the directors, unless the reaching of the minimum number of independent directors required by law or by the by-laws is assured, or when there is only one list that includes the minimum number of independent directors required by law or by the by-laws.

Both elections are made under a proportional representation voting system named electoral quotient “cociente electoral” (except for the elections unanimously approved by the general shareholders’ meeting). Under that system:

•	each holder of common shares is entitled at the annual general shareholders’ meeting to nominate candidates for the election of directors;
•	each nomination of one or more directors by a shareholder constitutes a list for the purposes of the election;
•	each list of nominees must contain a hierarchy as to the order of preference for nominees in that list to be elected;
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once all lists have been nominated, holders of common shares may cast one vote for each common share held in favor of a particular list of nominees. Votes may not be cast for particular nominees in a list; they may be cast only for the entire list;

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the total number of votes casted in the election is divided by the number of directors to be elected. The resulting quotient is the quota of votes necessary to elect particular directors. For each time that the number of votes cast for a list of nominees is divisible by the quota of votes, one nominee from that list is elected, in the order of the hierarchy of that list; and

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when no list has enough remaining votes to satisfy the quota of votes necessary to elect a director, any remaining board seat or seats are filled by electing the highest remaining nominee from the list with the highest number of remaining votes cast until all available seats have been filled.

There is no maximum age limit requirement for the election or retirement of directors. No minimum number of shares is required for a director’s qualification. Directors may be removed by shareholders entitled to vote prior to the expiration of their term.

Extraordinary general shareholders’ meetings may take place when duly called for a specified purpose or purposes, or, without prior notice, when holders representing all outstanding shares entitled to vote on the issues presented are present at the meeting. Extraordinary meetings of shareholders may be called by our president, our board of directors or the certified public accountant, directly or by request of a plural number of shareholders representing no less than 25.0% of the company’s common voting shares, in which case an announcement must be made by the board of directors, the legal representative or the certified public accountant. In addition, meetings may be called by the Superintendency of Finance, directly or by request of shareholders holding at least 15.0% of the common voting shares. Notice of extraordinary meetings should be given at least five days in advance.

Quorum for ordinary and extraordinary general shareholders’ meetings to be convened at first call requires the presence of multiple shareholders who represent at least 50.0% plus one of the outstanding shares entitled to vote at the relevant meeting. If no quorum is present for a general shareholders’ meeting, a subsequent meeting may be called within 10 to 30 business days at which the presence of two or more shareholders entitled to vote at the relevant meeting constitutes quorum, regardless of the number of shares represented.

Notice of ordinary general meetings must be published in one newspaper of wide circulation, at least 15 business days prior to the proposed date of a general shareholders’ meeting. Notice of extraordinary general meetings, listing the matters to be addressed at such meetings, must be published in one newspaper of wide circulation, at least five calendar days prior to the proposed date of an extraordinary general shareholders’ meeting.

Except where Colombian law requires a supermajority, decisions made at a shareholders’ meeting must be approved by a majority of the shares present. Pursuant to Colombian law and/or our by-laws, special-majorities are required in the following cases:

•	the vote of at least 70.0% of the shares present and entitled to vote at a shareholders’ meeting is required to approve the issuance of common shares not subject to preemptive rights;
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the Company must distribute (i) at least 50.0% of the annual’s net profits according to Article 155 of the Colombian Code of Commerce, or (ii) at least 70.0% of the annual’s net profits if the total amount segregated in the legal, statutory and other reserves exceeds the Company’s outstanding capital, according to Article 454 of the Colombian Code of Commerce; however, the vote of at least 78.0% of the shares represented and entitled to vote may approve the distribution of a lower percentage of dividends;

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the vote of at least 80.0% of the shares present and entitled to vote is required to approve the payment of dividends in shares; however, according to Law 222 of 1995, if a “situation of control” exists, whereby the decision-making power is subject to the will of a person or group of persons, a company may only pay dividends by issuing shares, to the shareholders that so accept;

•	unanimity is required to replace a vacancy on the board of directors without applying the electoral quotient system described above; and

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the vote of 70.0% of the issued and outstanding common shares and 70.0% of the outstanding and issued preferred shares is required to approve any amendment that may impair the rights of the preferred shares.

The adoption by a shareholders’ meeting of certain corporate actions such as mergers, spin-offs, and share conversions are also subject to authorization by the Superintendency of Finance.

Preferred Shares

The holders of preferred shares are not entitled to receive notice of, attend or vote at any general shareholders’ meeting of holders of common shares, except as described below.

The holders of preferred shares will be entitled to vote on the basis of one vote per share at any shareholders’ meeting, whenever a shareholder vote is required on the following matters:

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in the event that amendments to our by-laws may impair the conditions or rights assigned to such preferred shares and when the conversion of such shares into common shares is to be approved. In both such cases, the vote of 70.0% of the outstanding and issued common shares and preferred shares is required; and

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if at the end of any accounting period, our profits are not sufficient to pay the minimum dividend on the preferred shares and the Superintendency of Finance, by its own decision or upon request of holders of at least 10.0% of preferred shares, determines that benefits were concealed or shareholders were misled with regard to benefits thereby decreasing the profits to be distributed, the Superintendency of Finance may resolve that holders of preferred shares should participate with deliberation and voting rights at the general shareholders’ meeting, in the terms established by law.

We must issue a notice of any meeting at which holders of preferred shares are entitled to vote. The notice must be published in a newspaper of wide circulation. Depending on the matters to be subjects of the shareholders meeting, notice to preferred shareholders must be delivered at least 15 business days prior to the ordinary meeting or 5 calendar days before the extraordinary meetings. Each notice must contain the following:

•	the date of the meeting;
•	a description of any resolution to be proposed for adoption at the meeting on which the holders of preferred shares are entitled to vote; and
•	instructions for the delivery of proxies.

Redemption

All shareholders (whether holders of common or preferred shares) have, at their option, a redemption right in the following cases:

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if, as a result of a merger, transformation or spin-off of the Company, (a) the shareholders must assume a higher level of liability (i.e., by transforming a corporation into a partnership), or (b) the economic rights of the shareholders are impaired. In these events, the shareholders that were not present at the meeting in which the decision was taken or voted against it, these may exercise the redemption right.

Pursuant to Colombian Law (Article 12 of Law 222 of 1995), the economic rights of shareholders are deemed to be impaired if:

•	their ownership percentage is reduced as a result of the merger, transformation or spin-off of the Company;

•	the equity value or the par value of the shares is reduced (in the latter case, only to the extent that the reduction of the par value implies a decrease in the Company’s stock capital); and
•	the negotiability of the shares is restricted or diminished.
•	If the Company decides to withdraw the listing of its shares from a stock exchange or its registration before the National Registry of Shares and Issuers.

The exercise of this right is regulated by Articles 15 and 16 of Law 222 of 1995. According to Article 15, within five days following notice of the exercise of this right by a shareholder, the Company must offer to the other shareholders the shares owned by the exercising shareholder. Within the following 15 days, the other shareholders may acquire the shares on a pro rata basis. If all or a part of the shares are not acquired by the other shareholders, then the Company must reacquire them to the extent there are profits or reserves built up by the Company for those purposes. If neither the shareholders nor the Company acquires all of the shares owned by the exercising shareholder, then pursuant to Article 16 of Law 222 of 1995, such exercising shareholder is entitled to the reimbursement of the capital contributions made to the Company.

In both cases, the redemption price of the shares will be established by the agreement of seller and buyer. In the absence of such agreement, the redemption price will be determined by an expert appraiser. Notwithstanding the above, the by-laws may establish other methods for determining the redemption price to be paid in the foregoing circumstances. Our current by-laws do not contemplate such other methods.

Dividends

Common Shares

Following the approval of the financial statements at a general shareholders’ meeting, shareholders may determine the allocation of distributable profits, if any, of the preceding accounting period by a resolution approved by the majority of the holders of common shares present at the ordinary general shareholders’ meeting, pursuant to the recommendation of the board of directors and management.

Under the Colombian Code of Commerce, a company must, after payment of income taxes and appropriation of legal reserves, and after off-setting losses from prior periods distribute at least 50.0% of net profits to all shareholders, payable in cash, or as determined by the shareholders, within a period of one year following the date on which the shareholders determine the payment of dividends. If the total amount segregated in the legal, statutory and occasional reserves of a company exceeds its outstanding capital, this percentage is increased to 70.0%. The minimum common shares dividend payment requirement of 50.0% or 70.0%, as the case may be, may be waived by a favorable vote of the holders of 78.0% of a company’s common shares present at the meeting, in which case the shareholders may distribute any percentage of the net profits. The dividends may be paid in shares if such proposal is approved by representatives of eighty (80%) of the shares present at the meeting.

Under Colombian law and our by-laws, net profits obtained in each accounting period are to be allocated as follows:

•	first, an amount equivalent to 10.0% of net profits is segregated to build a legal reserve, until that reserve is equal to at least 50.0% of our subscribed capital;
•	second, payment of the minimum dividend on the preferred shares; and
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third, allocation of the balance of the net profits is determined by the holders of a majority of the common shares entitled to vote on the recommendation of the board of directors and the president and may, subject to further reserves required by the by-laws, be distributed as dividends.

Under Colombian law, the dividends payable to the holders of common shares, for each common share, cannot exceed the dividends per share payable to holders of the preferred shares, for each preferred share.

All common shares that are fully paid-in and outstanding at the time a dividend or other distribution is declared are entitled to share equally in that dividend or other distribution. Common shares that are only partially paid-in participate in a dividend or distribution in the same proportion as the shares have been paid in at the time of the dividend or distribution.

The general shareholders’ meeting may allocate a portion of the profits to, among others, welfare, education or civic services.

Preferred Shares

Holders of preferred shares are entitled to receive a minimum dividend after deducting losses affecting the capital, and deducting any amounts set aside for legal reserve, but before creating or accruing for any other reserve and before any declared dividends are paid to holders of common shares, so long as dividends have been approved by the shareholders’ meeting of Grupo Aval. Dividends to holders of common and preferred shares must be approved by the shareholders. If no dividends are declared, no holder of Grupo Aval’s preferred or common shares will be entitled to payment. Pursuant to the offering memorandum of the preferred shares, the minimum dividend will be equal to Ps 1.00 in each calendar semester, so long as this value is higher than the dividend paid to the holders of common shares. If the minimum preferred dividend is not equal or higher than the per share dividend on the common shares, the minimum dividend will be equal to the dividend paid to the holders of common shares, if any.

Payment of the preferred dividend shall be made at the time and in the manner established in the general shareholders’ meeting and with the priority indicated by Colombian law.

Grupo Aval is under a “situation of control” (whereby the decision-making power is subject to the will of a person or group of persons). As a result, the Company may only pay stock dividends to the shareholders that so accepts it. Those shareholders that do not accept to receive a stock dividend, are entitled to receive their dividend in cash.

General Aspects Involving Dividends

The dividend periods may be different from the periods covered by the balance sheet. In the general shareholders’ meeting, shareholders will determine such dividend periods, the effective date, and the method and the place for payment of dividends.

Dividends declared on the common shares and the preferred shares will be payable to the record holders of those shares, as they are recorded on our share registry, on the appropriate dates as determined in the general shareholders’ meeting. However, in accordance with Decree 4766 of December 14, 2011 (which amended articles 2.23.1.1.4 and 2.23.1.1.5 of Decree 2555 of 2010), issued by the Ministry of Finance:

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companies whose shares are registered with the National Registry of Shares and Issuers must establish a period of at least three trading days between the date that they receive approval to distribute profits from the General Shareholders Assembly and the date of payment; and

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the ex-dividend period (fecha ex-dividendo) is the period during which it is understood that a purchase of shares does not include the right to receive dividends. The ex-dividend date shall be set forth by stock exchanges, and it cannot be less than two trading days. According to Colombian Stock Exchange regulations, a transaction is “ex-dividend” if it takes place between the first day of dividend payment and the four trading days preceding that date.

Liquidation Rights

We will be dissolved if certain events take place, including the following:

•	Pursuant to our by-laws, unless otherwise extended by the shareholders, our term of existence will expire at May 25, 2044;

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losses cause the decrease of our shareholders’ equity below 50% of the amount of outstanding share capital, unless one or more of the corrective measures described in the Colombian Code of Commerce are adopted by the shareholders within six months;

•	by decision at the general shareholders’ meeting; and
•	in certain other events expressly provided by law and in the by-laws.

Upon dissolution, a liquidator must be appointed by a general meeting of the shareholders to wind up the affairs of our company.

Upon liquidation, and out of the surplus assets available for distribution to shareholders, holders of fully paid preferred shares are entitled to a preference in the reimbursement of their contribution (“aporte” as provided by article 63 of Law 222 of 1995) to Grupo Aval. This reimbursement, if any, is payable in pesos before any distribution or payment may be made to holders of common shares. If, upon any liquidation, assets that are available for distribution among the holders of preferred shares are insufficient to pay in full their respective liquidation preferences, such assets will be distributed among those holders pro rata.

Subject to the preferential liquidation rights of holders of preferred shares, and provided there are still sufficient assets remaining, all fully paid common shares will be entitled to participate in any distribution upon liquidation. Partially paid common shares must participate in a distribution upon liquidation in the same proportion that those shares have been paid at the time of the distribution.

To the extent there are surplus assets available for distribution after full payment to the holders of preferred and common shares of their contribution to Grupo Aval, the surplus assets will be distributed among all holders of shares of share capital (common or preferred), pro rata, in accordance with their respective holdings of shares.

Preemptive Rights and Other Anti-Dilution Provisions

Pursuant to the Colombian Code of Commerce, we are allowed to have an outstanding amount of share capital that is less than the authorized share capital set out in our by-laws. Under our by-laws, the holders of common shares determine the amount of authorized share capital, and our board of directors has the power to (1) order the issuance and regulate the terms of subscription of common shares up to the total amount of authorized share capital, and (2) regulate the issuance of preferred shares, when expressly delegated at the general shareholders’ meeting. The issuance of preferred shares must be approved by the general shareholders’ meeting, which shall determine the nature and extent of any rights, according to our by-laws and Colombian law.

At the time of incorporation of a Colombian company, its outstanding share capital must represent at least 50% of the authorized capital. Any increases in the authorized share capital or decreases in the outstanding share capital must be approved by the majority of shareholders required to approve a general amendment to the by-laws.

Colombian law requires that, whenever we issue new common shares, we must offer to the holders of common shares the right to subscribe a number of common shares sufficient to maintain their existing ownership percentage of the aggregate share capital. These rights are preemptive rights. On the other hand, holders of preferred shares are entitled to preemptive rights only in the specific situations that the shareholders’ meeting so decides.

Common shareholders at a general shareholders’ meeting may waive preemptive rights of common shares with respect to a particular capital increase by the favorable vote of at least 70.0% of the shares represented at the meeting. Preemptive rights must be exercised within the period stated in the share placement terms of the increase, which cannot be less than 15 business days following the publication of the notice of the public offer of that capital increase. From the date of the notice of the share placement terms, preemptive rights may be transferred separately from the corresponding shares.

The Superintendency of Finance will authorize a decrease in the outstanding share capital approved by the holders of common shares only if:

•	we have no outstanding liabilities;
•	our creditors consent in writing; or
•	the outstanding share capital remaining after the reduction represents at least twice the amount of our liabilities.

Restrictions on Purchases and Sales of Share Capital by Related Parties

Pursuant to the Colombian Code of Commerce, the members of our board of directors and certain of our principal executive officers may not, directly or indirectly, buy or sell shares of our share capital while they hold their positions, unless they obtain the prior approval of the board of directors passed with the vote of two-thirds of its members (excluding, in the case of transactions by a director, such director’s vote). Furthermore, pursuant to Article 262 of the Colombian Code of Commerce, Grupo Aval’s subsidiaries are prohibited from owning (directly or indirectly) shares of Grupo Aval.

In addition, as our shares are publicly traded on the Colombian Stock Exchange, the transfer of the shares is subject to the applicable securities regulation and the rules of the Colombian Stock Exchange.

Pursuant to Article 23 of Law 222 of 1995, the members of our board of directors and our legal representatives generally must perform their duties according to the principles of good faith, due diligence and loyalty. In particular, the directors and legal representatives must refrain from entering into any transaction (including any sale and purchase of shares) which may imply competition with the Company or a conflict of interest, unless they obtain the prior approval of the General Shareholders Meeting, which, in any case, shall only be granted if the respective transaction does not harm the Company’s interests. The Company, in the ordinary course of its business, may enter into transactions with its directors.

Under the Company’s by-laws, directors have no power to vote on compensation to themselves or any members of the Board of Directors. This task is specifically assigned to the shareholders entitled to vote.

Transfer and Registration of Shares

Grupo Aval’s common and preferred shares are listed on the Colombian Stock Exchange. According to Colombian regulations, shares listed on a stock exchange must be sold and transferred only through such exchange, unless such shares were issued outside Colombia and are transferred outside Colombia, or unless the share purchase transaction amounts to a value that is lower than the regulatory threshold of 66,000 UVRs, as required by Article 6.15.1.1.2 of Decree 2555 of 2010. In addition, among others, the following transactions are not required to be undertaken through the relevant stock exchange:

•	transfers between shareholders with the same beneficial owner;
•	transfers of shares owned by financial institutions that are being liquidated under the control and supervision of the Superintendency of Finance;
•	issuer repurchases;
•	transfers by the State; and
•	any other transactions as may be authorized by the Superintendency of Finance.

Under Colombian law, shares may be traded either in physical form or electronic form. Transfers of shares are subject to a registry system which differs depending on whether the shares are evidenced in electronic form or physical form. Transfers of shares evidenced by electronic certificates must first be registered with a securities central depositary through a stockbroker. The main purpose of the securities central depositary is to receive, safe keep and manage securities certificates issued by corporations in order to keep a record of the transactions undertaken over such securities, including transfers, pledges and withdrawals. Accordingly, they are not allowed to hold, invest or otherwise use the securities held under their custody.

Transfer of shares evidenced by electronic or physical certificates, as the case may be, must be registered on the company’s share ledger. Only those holders registered on the share ledger are recognized as shareholders. Registration requires endorsement of the certificates or a written instruction from the holder. In the case of electronic certificates, the securities central depositary notifies us regarding the transfer of shares after registering it in its system.

All of our shares are currently deposited with the securities central depositary (Deceval).

Description of American Depositary Shares

The following is a description of the American depositary shares (the “ADSs”) and the American depositary receipts (the “ADRs”) of Grupo Aval Acciones y Valores S.A. (the “Company,” “we,” “us,” “our” and “Grupo Aval”). Such description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Deposit Agreement, which is incorporated by reference as an exhibit to the Annual Report on Form 20-F.

American Depositary Receipts

JPMorgan Chase Bank, N.A., acts as a depositary for our ADSs. The depositary’s office is located at 383 Madison Avenue, Floor 11, New York, New York, 10179.

Each ADS represents an ownership interest in 20 preferred shares.

ADSs may be held either directly, or indirectly, through a broker or other financial institution. ADSs are held directly by having an ADS registered in the holder’s name on the books of the depositary, as an ADR holder. This description assumes ADSs are held directly. If the ADSs are held by a broker or financial institution nominee, the holder must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section.

Because the depositary or its nominee are the holder of record for the preferred shares represented by all outstanding ADSs, shareholders’ rights rest with such record holder. The depositary or its nominee are the registered owner of the preferred shares and exercise the rights of a shareholder on behalf of the holder of American Depository Receipts reflecting ownership of the ADSs. The deposit agreement and the ADSs are governed by New York state law.

Dividends and other distributions

We may make various types of distributions with respect to our preferred shares or other deposited securities. The depositary has agreed that, to the extent practicable, it will pay to the ADR holders the cash dividends or other distributions it or the custodian receives on preferred shares or other deposited securities, after converting any cash received into U.S. dollars and, in all cases, making any necessary deductions provided for in the deposit agreement. The depositary may utilize a division, branch or affiliate of JPMorgan Chase Bank, N.A. to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement. Such division, branch and/or affiliate may charge the depositary a fee in connection with such sales, which fee is considered an expense of the depositary. The ADR holders will receive these distributions in proportion to the number of underlying securities that such ADSs represent.

Except as stated below, to the extent the depositary is legally permitted, it will deliver such distributions to ADR holders in proportion to their interests in the following manner:

Cash. Subject to and any restrictions imposed by the laws of Colombia, regulations or applicable permits issued by any governmental body, the depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (1) appropriate adjustments for taxes withheld, (2) such distribution being impermissible or impracticable with respect to certain holders, and (3) deduction of the depositary's and/or its agents’ fees and expenses in (a) converting any foreign currency to U.S. dollars by sale or in such other manner as the depositary may determine to the extent that it determines that such conversion may be made on a reasonable basis, (b) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (c) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (d) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, the ADR holders may lose some or all of the value of the distribution. If we have advised the depositary pursuant to the deposit agreement that any such conversion, transfer or distribution can be effected only with the approval or license of the Colombian government or any agency thereof, or the depositary becomes aware of any other governmental approval or license required therefor, the depositary may, in its discretion, apply for such approval or license, if any, as our legal department may reasonably instruct in writing or as the depositary may deem desirable, including, without limitation, registration with the Central Bank.

Preferred shares. In the case of a distribution in preferred shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such preferred shares. Only whole ADSs will be issued. Any preferred shares that would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

Rights to receive preferred shares. In the case of a distribution of rights to subscribe for additional preferred shares or other rights, if we timely provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments, in the discretion of the depositary, representing such rights. However, if we do not timely furnish such evidence, the depositary may:

•	sell such rights, if practicable, and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or
•	if it is not practicable to sell such rights by reason of the non-transferability of the rights,
•	limited markets therefor, their short duration or otherwise, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing and the rights may lapse.

We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

Other distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (1) distribute such securities or property in any manner it deems equitable and practicable, or (2) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

Elective distributions. In the case of a dividend payable at the election of our shareholders in cash or in additional shares, we will notify the depositary at least 30 days prior to the proposed distribution stating whether or not we wish such elective distribution to be made available to ADR holders. The depositary shall make such elective distribution available to ADR holders only if (i) we shall have timely requested that the elective distribution is available to ADR holders, (ii) the depositary shall have determined that such distribution is reasonably practicable and (iii) the depositary shall have received satisfactory documentation within the terms of the deposit agreement including any legal opinions of counsel that the depositary in its reasonable discretion may request. If the above conditions are not satisfied, the depositary shall, to the extent permitted by law, distribute to the ADR holders, on the basis of the same determination as is made in the local market in respect of the shares for which no election is made, either (x) cash or (y) additional ADSs representing such additional shares.  If the above conditions are satisfied, the depositary shall establish procedures to enable ADR holders to elect the receipt of the proposed dividend in cash or in additional ADSs. There can be no assurance that ADR holders generally, or any ADR holder in particular, will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of shares.

If the depositary determines in its discretion that any distribution described above is not practicable with respect to any specific registered ADR holder, the depositary may choose any method of distribution that it deems practicable for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of such ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole U.S. dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then-current practices.

The depositary is not responsible if it decides that it is unlawful or not reasonably practicable to make a distribution available to any ADR holders.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, or that any of such transactions can be completed within a specified time period.

Deposit, withdrawal and cancellation

Issuance of ADSs by the Depositary

The depositary will issue ADSs if a holder or their broker deposit preferred shares or evidence of rights to receive preferred shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance.

Preferred shares to be deposited with the custodian must be accompanied by certain delivery documentation, including instruments showing that such preferred shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

The custodian will hold all deposited preferred shares for the account of the depositary. ADR holders, thus, will have no direct ownership interest in the preferred shares and will only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited preferred shares. The deposited preferred shares and any such additional items are referred to as “deposited securities.”

Upon each deposit of preferred shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other applicable fees or charges, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary that will show the number of ADSs registered in such holder’s name. An ADR holder may request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

Cancellation of ADSs by ADR holders

When ADR holders turn in their ADSs at the depositary’s office, or when they provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying preferred shares to the ADR holder or, upon their written order, any person designated in such order. Delivery of the deposited securities in certificated form will be made at the custodian’s office or by such other means as the depositary deems practicable, including transfer to an account of an accredited financial institution on your behalf. At ADR holders’ own risk, expense and request, the depositary may deliver deposited securities at such other place as they may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

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temporary delays caused by closing our transfer books or those of the depositary or the deposit of preferred shares in connection with voting at a shareholders’ meeting at which holders of preferred shares are entitled to vote, if any, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or
•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Nonresidents holders of Colombia who withdraw preferred shares to or for their own account or the account of a nonresident third party, whether or not with the purpose of selling or causing the preferred shares to be sold in Colombia simultaneously with such withdrawal, will be subject to applicable Colombian rules and regulations, including the Colombian Foreign Investment Law as well as any applicable taxes.

Non-residents are permitted to hold portfolio investments in Colombia through a Colombian administrator which will act as the representative of the non resident investor in Colombia. The entities that may act as administrators for portfolio investments in Colombia are brokerage firms, trust companies and investment management companies, under the supervision of the Superintendency of Finance. Investors will only be allowed to transfer dividends abroad after their foreign investment registration procedure with the Central Bank has been completed. Investors withdrawing preferred shares may incur expenses and/or suffer delays in the application process. The failure of a non-resident investor to report or register foreign exchange transactions with the Central Bank relating to investments in Colombia on a timely basis may prevent the investor from remitting dividends. In addition, the Central Bank initiates an investigation that may result in a fine. In the future, the Colombian central government, the National Congress or the Central Bank may amend Colombia’s foreign investment statute or the foreign investment rules which could result in more restrictive regulations and could negatively affect trading of Shares.

Additionally, Colombia currently has a free exchange rate system; however, restrictive rules for the exchange rate system could be implemented in the future. In the event of a more restrictive exchange rate system, the depositary may experience difficulties in converting peso amounts into

U.S. dollars to remit dividend payments to holders of ADRs.

Record dates

The depositary may, after consultation with us, if practicable, fix a record date for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be):

•	to pay the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR;
•	to receive any distribution on or in respect of the preferred shares;
•	to give instructions for the exercise of voting rights at a shareholders’ meeting; or
•	to receive any notice or to act in respect of other matters

all subject to the provisions of the deposit agreement.

Voting rights

Circumstances under which ADR holders may vote

The holders of preferred shares will not be entitled to voting rights, except in limited circumstances.

(1) If applicable law of the Republic of Colombia and our articles of association or similar documents permit the depositary, as a holder of the shares, to vote some shares in one manner and other shares in a different manner, or to vote some shares and to abstain with respect to other shares, with respect to matters to be voted upon at meetings of shareholders (such voting being referred to as “split voting”), then, as soon as practicable after receipt from us of notice of any meeting or solicitation of consents or proxies of holders of Shares, the depositary shall distribute to registered holders of ADRs a notice stating (i) such information as is contained in such notice and any solicitation materials, (ii) that each such holder on the record date set by the depositary therefor will, subject to any applicable provisions of Colombian law, be entitled to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the shares represented by the ADSs evidenced by such holder’s ADRs and (iii) the manner in which such instructions may be given. Upon receipt of instructions of a holder on such record date in the manner and on or before the date established by the depositary for such purpose, if applicable law of the Republic of Colombia and our articles of association permit split voting, the depositary shall endeavor insofar as practicable and permitted under the provisions of or governing shares to vote or cause to be voted the shares represented by the ADSs evidenced by such holder’s ADRs in accordance with such instructions. The depositary will not itself exercise any voting discretion in respect of any shares. Upon receipt of instructions of a holder on such record date in the manner and on or before the date established by the depositary for such purpose, the depositary shall endeavor insofar as practicable and permitted under the provisions of or governing shares to vote or cause to be voted the shares represented by the ADSs evidenced by such holder’s ADRs in accordance with such instructions. The depositary will not itself exercise any voting discretion in respect of any shares. To the extent split voting is permitted, (i) if the depositary timely receives voting instructions from a registered holder of ADRs which fail to specify the manner in which the depositary is to vote the shares represented by such holder’s ADSs, the depositary will deem such holder (unless otherwise specified in the notice distributed to holders) to have instructed the depositary to vote in favor of the items set forth in such voting instructions. Shares represented by ADSs for which no timely voting instructions are received by the depositary from the holder shall not be voted and (ii) notwithstanding anything else contained in the deposit agreement and the ADRs, to the extent holders of ADRs were given no less than 25 days to provide the depositary with voting instructions (as determined by the date in which the depositary first mailed notices to registered holders of ADRs), the depositary shall, if we request in writing, represent all shares (whether or not voting instructions have been received in respect of such shares) for the sole purpose of establishing quorum at a meeting of shareholders; provided, however that the depositary shall not represent or present for quorum purposes any shares for which voting instructions were not received unless and until the depositary has been provided with an opinion of our counsel, in form and substance satisfactory to the depositary, to the effect that (i) the representation and presentation of such shares for purposes of establishing a quorum does not subject the depositary to any reporting obligations under Colombian law, rule or regulation, (ii) the presentation of such shares will not result in a violation of Colombian law, rule, regulation or permit, and (iii) the voting arrangement as contemplated herein will be given effect under Colombian laws, rules and regulations. Shares represented by ADSs for which no timely voting instructions are received by the depositary from the holder shall not be voted.

(2)If, under applicable law of the Republic of Colombia or the articles of association or similar constituent documents, the depositary is not permitted to vote shares in accordance with the instructions actually expressed by holders as provided in paragraph (1) above as to a matter and it is reasonably practicable to do so without unreasonable expense, the depositary will adopt alternative procedures that in its judgment will permit it to give some effect to the expressed voting instructions of holders, including, without limitation, voting the net number shares that holders instructed be voted for or against that matter, after subtracting the number of shares that holders instructed be voted in the opposite manner.

(3)If, under applicable law of the Republic of Colombia or the articles of association or similar constituent documents, the depositary is not permitted to vote shares in accordance with the instructions actually expressed by holders as provided in paragraph (1) above with respect to a matter and the depositary does not adopt alternative procedures under paragraph (2) above with respect to that matter, the depositary will do nothing and the shares will not be voted at any such meeting.

There is no guarantee that holders generally or any holder in particular will receive the notice described above with sufficient time to enable such holder to return any voting instructions to the depositary in a timely manner. Notwithstanding anything contained in the deposit agreement or any ADR, the depositary may, to the extent not prohibited by law or regulations, or by the requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of shares, distribute to the registered holders of ADRs a notice that provides such holders with, or otherwise publicizes to such holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

Reports and other communications

The depositary will make available for inspection by ADR holders, at the offices of the depositary and the custodian, the deposit agreement, the provisions of or governing deposited securities, and any written communications from us that are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities. We will furnish these communications in English when so required by any applicable rules or regulations of the SEC.

In addition, if we make any written communications generally available to holders of our common or preferred shares, including the depositary or the custodian, and we request the depositary to provide them to ADR holders, the depositary will mail copies of them, or, at its option, English translations or summaries of them, to ADR holders.

Reclassifications, recapitalizations and mergers

If we take certain actions that affect the deposited securities, including (1) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities, (2) any distributions of preferred shares or other property not made to holders of ADRs or (3) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to, and shall if reasonably requested by us:

(i)amend the form of ADR;

(ii)distribute additional or amended ADRs;

(iii)distribute cash, securities or other property it has received in connection with such actions;

(iv)sell any securities or property received and distribute the proceeds as cash; or

(v)none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property that it receives will constitute part of the deposited securities, and each ADS will then represent a proportionate interest in such property.

Amendment and termination

We may agree with the depositary to amend the deposit agreement and the ADSs without the consent of ADR holders for any reason. ADR holders must be given at least 30 days’ notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or otherwise prejudices any substantial existing right of ADR holders. Such notice need not describe in detail the specific amendments effectuated thereby, but must give ADR holders a means to access the text of such amendment. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder will be deemed to have agreed to such amendment and to be bound by the deposit agreement as so amended. Notwithstanding the foregoing, in the event that any governmental body or regulatory body adopts new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or within any other period of time as required for compliance. No amendment, however, will impair the ADR holders’ right to surrender their ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

The depositary may, and will at our written direction, terminate the deposit agreement and the ADR by mailing notice of such termination to the registered holders of ADRs at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary (1) resigns as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders unless a successor depositary shall not be operating under the deposit agreement within 45 days of the date of such resignation, and (2) has been removed as depositary under the deposit agreement, notice of such termination by the depositary is not provided to registered holders of ADRs unless a successor depositary is not operating under the deposit agreement on the 90th day after our notice of removal was first provided to the depositary. After termination, the depositary’s only responsibility will be (1) to deliver deposited securities to ADR holders who surrender their ADRs, and (2) to hold or sell distributions received on deposited securities. As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales (as long as it may lawfully do so), without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs. After making such sale, the depositary shall have no obligations except to account for such proceeds and other cash.

Limitations on obligations and liability to ADR holders

Prior to the issue, registration, registration of transfer, split-up or combination or cancellation of any ADRs, or the delivery of any distribution in respect thereof, the depositary and its custodian may require the ADR holder to pay, provide or deliver:

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payment with respect thereto of (1) any stock transfer or other tax or other governmental charge, (2) any stock transfer or registration fees in effect for the registration of transfers of preferred shares or other deposited securities upon any applicable register and (3) any applicable fees and expenses described in the deposit agreement;

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the delivery of proof satisfactory to the depositary and/or its custodian of (1) the identity of any signatory and genuineness of any signature and (2) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and

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compliance with such regulations as the depositary may establish consistent with the deposit agreement or any Colombian law or regulation relating to Colombian taxes, foreign investment in Colombia and laws, rules and regulations relating to the regulation of foreign exchange in Colombia.

The issuance of ADRs, the acceptance of deposits of preferred shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of deposited securities may be suspended, generally or in particular instances, when the ADR register or any register for preferred shares is closed or when any such action is deemed advisable by the depositary; provided, however, that the ability to withdraw preferred shares may only be limited under the following circumstances: (1) temporary delays caused by closing our transfer books or those of the depositary or the deposit of preferred shares in connection with voting at a shareholders’ meeting at which holders of preferred shares are entitled to vote, if any, or the payment of dividends, (2) the payment of fees, taxes and similar charges or (3) compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents; provided, however, that no such disclaimer of liability under the Securities Act of 1933 is intended by any of the limitations of liabilities provisions of the deposit agreement. None of us, the depositary and any such agent will be liable if:

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any present or future law, rule, regulation, fiat, order or decree of the United States, Colombia or any other country, or of any governmental or regulatory authority or any securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism, nationalization or other circumstance beyond our, the depositary’s or our respective agents’ control prevents or delays, or causes any of us or them to be subject to any civil or criminal penalty in connection with any act which the deposit agreement or the ADRs provide is to be done or performed by us, the depositary or our respective agents (including, without limitation, voting);

•

it exercises or fails to exercise discretion under the deposit agreement or the ADR (including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable);

•	it performs its obligations under the deposit agreement and ADRs without gross negligence or willful misconduct;
•

it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting preferred shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

•	it relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

Neither the depositary nor its agents will have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents will only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADSs or otherwise related to the deposit agreement or ADRs, to the extent such information is requested or required by or pursuant to any lawful authority, including, without limitation, laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The depositary will not be liable for the acts or omissions made by any securities depository, clearing agency or settlement system in connection with or arising out of book-entry settlement of deposited securities or otherwise. In addition, the depositary will not be responsible for, and will incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A. The depositary may rely upon instructions from us or its counsel with respect to any approval or license required for any currency conversion, transfer or distribution.

Notwithstanding anything in the deposit agreement or ADRs to the contrary, the depositary will not be responsible for, and will incur no liability in connection with or arising from, any act or omission to act on the part of the custodian except to the extent that the custodian committed fraud or willful misconduct in the provision of custodial services to the depositary or failed to use reasonable care in the provision of custodial services to the depositary  as determined in accordance with the standards prevailing in the jurisdiction in which the custodian is located.   The depositary and the custodian(s) may use third party delivery services and providers of information regarding matters such as pricing, proxy voting, corporate actions, class action litigation and other services in connection with the ADRs and the deposit agreement, and use local agents to provide extraordinary services such as attendance at annual meetings of issuers of securities. Although the depositary and the custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services.

The Depositary has no obligation to inform ADR holders or other holders of an interest in an ADS about the requirements of Colombian law, rules or regulations or any changes therein or thereto.

None of us, the depositary and the custodian will be liable for the failure by any registered holder of ADRs or beneficial owner therein to obtain the benefits of credits on the basis of non-U.S. tax paid against such holder’s or beneficial owner’s income tax liability. Neither we nor the depositary will incur any liability for any tax consequences that may be incurred by holders or beneficial owners on account of their ownership of ADRs or ADSs.

Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast or for the effect of any such vote. The depositary shall not incur any liability for the content of any information submitted to it by us or on our behalf for distribution to the ADR holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the deposit agreement or for the failure or timeliness of any notice from us. The depositary will not be liable, and we will not be liable to ADR holders, for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary, provided that in connection with the issue out of which such potential liability arises the depositary performed its obligations without negligence while it acted as depositary. In no event will we, the depositary nor any of our or its respective agents be liable to registered holders of ADRs or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

In the deposit agreement each party thereto (including, for avoidance of doubt, each holder and beneficial owner and/or holder of interests in ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary and/or us directly or indirectly arising out of or relating to the shares or other deposited securities, the ADSs or the ADRs, the deposit agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory).

The depositary and its agents may own and deal in any class of our securities and in ADSs.

Books of depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register will include the depositary’s direct registration system. Registered holders of ADRs may inspect such records at all reasonable times, but solely for the purpose of communicating with other holders in the interest of our company or matters relating to the deposit agreement. Such register may be closed from time to time, when deemed expedient by the depositary or when requested by us.

The depositary will maintain facilities for the delivery and receipt of ADRs.

Pre-release of ADSs

In its capacity as depositary, the depositary shall not lend preferred shares or ADSs; provided, however, that the depositary may issue ADSs prior to the receipt of preferred shares (each such transaction a “pre-release”). The depositary may receive ADSs in lieu of preferred shares to close out a pre-release (which ADSs will promptly be canceled by the depositary upon receipt thereof by the depositary). Each such pre-release will be subject to a written agreement whereby the person or entity to whom ADSs are to be delivered (1) represents that at the time of the pre-release such applicant or its customer owns the preferred shares that are to be delivered by such applicant under such pre-release, (2) agrees to indicate the depositary as owner of such preferred shares in its records and to hold such preferred shares in trust for the depositary until such preferred shares are delivered to the depositary or its custodian under the deposit agreement, (3) unconditionally guarantees to deliver to the depositary or its custodian, as applicable, such preferred shares, and (4) agrees to any additional restrictions or requirements that the depositary deems appropriate. Each such pre-release will be at all times fully collateralized with cash, U.S. government securities or such other collateral as the depositary deems appropriate, terminable by the depositary on not more than five business days’ notice and subject to such further indemnities and credit regulations as the depositary deems appropriate. The depositary will normally limit the number of ADSs involved in such pre-release at any one time to 30% of the ADSs outstanding (without giving effect to pre-released ADSs outstanding), provided, however, that the depositary reserves the right to change or disregard such limit from time to time as it deems appropriate. The depositary may also set limits with respect to the number of ADSs involved in pre-release with any one person on a case-by-case basis as it deems appropriate. The depositary may retain for its own account any compensation received by it in conjunction with the foregoing. Collateral provided as described above, but not the earnings thereon, will be held for the benefit of the registered holders of ADRs (other than the applicant). The depositary has no obligation to engage in pre-release with any party.